Exhibit 10.20

FORM OF CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”), dated as of [                    ], 2017 (the “Effective Date”), is made between CONSOL Mining Corporation, CNX Center, 1000 CONSOL Energy Drive, Canonsburg, Pennsylvania 15317, a Delaware corporation (the “Company”), and [                    ] (the “Executive”).

WITNESSETH:

WHEREAS, the Executive is a senior executive of the Company and is expected to make major contributions to the short- and long-term profitability, growth and financial strength of the Company;

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that, as is the case with many publicly-held corporations, the possibility of a Change in Control (as defined below) exists and that such possibility, and the related uncertainty and questions that it may raise, could result in the departure or distraction of key management, to the detriment of the Company and its stockholders;

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control; and

WHEREAS, in consideration of the Executive’s continued employment with the Company and the Executive’s agreement to waive certain rights that the Executive may have to receive severance compensation and benefits under any applicable severance plan or policy of the Company and CONSOL Energy Inc. (“ParentCo”), CNX Coal Resources GP LLC (the “General Partner”), CNX Coal Resources LP, CONSOL Pennsylvania Coal Company LLC and their affiliates (collectively, the “Other CONSOL Companies”), as set forth below, the Company desires to provide the Executive with certain compensation and benefits set forth in this Agreement in order to ameliorate the financial and career impact on the Executive in the event the Executive’s employment with the Company is terminated for a reason related to a Change in Control.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the Company and the Executive agree as follows:

1.    Certain Defined Terms. As hereinafter used:

(a)    “Base Pay” means the greater of (i) the Executive’s annual base salary rate, exclusive of bonuses, commissions and other Incentive Pay, as in effect immediately preceding the Executive’s Termination Date, or (ii) the Executive’s annual base salary rate, exclusive of bonuses, commissions and other Incentive Pay, as in effect immediately prior to the Change in Control.

(b)    “Board” means the Board of Directors of the Company. If the Executive also is a member of the Board, then in the case of any provision hereof that requires action by, or a determination of, the Board in connection with this Agreement, it is understood that such provision refers to the members of the Board other than the Executive.

(c)    “Cause” means a determination by the Board that the Executive has committed any of the following acts:

(i)    the Executive has been convicted of, or the Executive has pleaded guilty or nolo contendere to, (A) any felony or (B) any misdemeanor involving fraud, embezzlement or theft; or

(ii)    the Executive has wrongfully disclosed material confidential information of the Company or any Subsidiary, has intentionally violated any material express provision of the Company’s code of conduct for executives and management employees (as in effect on the date of the Change in Control), or has intentionally failed or refused to perform any of the Executive’s material assigned duties for the Company (and any such failure or refusal has been demonstrably and materially harmful to the Company).

Notwithstanding the foregoing, the Executive will not be deemed to have been terminated for “Cause” under this subsection (ii) unless and until there has been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than the majority of the members of the Board plus one member, finding that, in the good faith opinion of the Board, the Executive has committed an act constituting “Cause,” as herein defined, and specifying the particulars thereof in detail. Prior to any such determination, the Executive shall be provided with reasonable notice of such pending determination and the Executive, together with the Executive’s counsel (if the Executive chooses to have counsel present at such meeting), shall be provided with the opportunity to be heard before the Board makes any such determination. Nothing herein will limit the right of the Executive or the Executive’s beneficiaries to contest the validity or propriety of any such determination.

(d)    “Change in Control” means the occurrence of any of the following events:

(i)    any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 25% of the total fair market value of the then-outstanding shares of common stock of the Company or combined voting power of the then-outstanding voting securities of the Company (the “Voting Stock”) entitled to vote generally in the election of directors; provided, however, that for purposes of this Section 1(d)(i), the following will not constitute a Change in Control: (A) any issuance of Voting Stock of the Company directly from the Company that is approved by the Incumbent Board (as defined in Section 1(d)(ii) below), (B) any acquisition by the Company of Voting Stock of the Company, (C) any acquisition of Voting Stock of the Company by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (D) any acquisition of Voting Stock of the Company by an underwriter holding securities of the Company in connection with a public offering thereof, or (E) any acquisition of Voting Stock of the Company by any Person pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 1(d)(iii), below;

(ii)    individuals who constitute the Board as of the Effective Date (the “Incumbent Board,” as modified by this Section 1(d)(ii)), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be deemed to have then been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board including, without limitation, through the use of any proxy access procedures contained in the Company’s organizational documents.

(iii)    the consummation of a reorganization, merger or consolidation of the Company or a direct or indirect wholly-owned subsidiary thereof, a sale or other disposition (whether by sale, taxable or nontaxable exchange, formation of a joint venture or otherwise) of all or substantially all of the assets of the Company, or other transaction involving the Company (each, a “Business Combination”), unless, in each case, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination or any direct or indirect parent corporation thereof (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person other than the Company beneficially owns 25% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination or any direct or indirect parent corporation thereof (disregarding all “acquisitions” described in subsections (A) - (C) of Section 1(d)(i)), and (C) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination or any direct or indirect parent corporation thereof were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination.

(iv)    the stockholders of the Company approve a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 1(d)(iii).

Provided, however, solely with respect to any payment under this Agreement that is subject to Section 409A of the Code (and not exempt therefrom), and for which a Change in Control is a distribution event for purposes of such payment, the foregoing definition of Change in Control shall be interpreted, administered, limited and construed in a manner necessary to ensure that the occurrence of any such event shall result in a Change in Control only if such event also qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as applicable, within the meaning of Treasury Regulation Section 1.409A-3(i)(5) of the Code.

Notwithstanding anything to the contrary in the foregoing, a transaction will not constitute a Change in Control if it is effected for the purpose of changing the place of incorporation or form of organization of the ultimate parent entity (including where the Company is succeeded by an issuer incorporated under the laws of another state, country or foreign government for such purpose and whether or not the Company remains in existence following such transaction) where all or substantially all of the persons or group that beneficially own all or substantially all of the combined voting power of the Company’s Voting Stock immediately prior to the transaction beneficially own all or substantially all of the combined voting power of the Company or the ultimate parent entity in substantially the same proportions of their ownership after the transaction.

(e)    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

(f)    “Code” means the Internal Revenue Code of 1986, as amended.

(g)    “Constructive Termination Associated With a Change in Control” means the termination of the Executive’s employment with the Company by the Executive as a result of the occurrence, without the Executive’s written consent, of one of the following events:

(i)    a material adverse change in the Executive’s position with the Company and/or a Subsidiary (or any successor thereto by operation of law or otherwise) (but excluding any loss of any position with a Subsidiary with respect to which the Executive is not separately compensated) as compared to the Executive’s position with the Company (and/or a Subsidiary) immediately prior to the Change in Control;

(ii)    (A) a material reduction in the Executive’s annual base salary rate, exclusive of bonuses, commissions and other Incentive Pay, as in effect immediately prior to the Change in Control; (B) a material reduction in the Executive’s Target Bonus opportunity in effect immediately prior to the Change in Control; or (C) a material reduction in the level of Employee Benefits provided to the Executive immediately prior to the Change in Control (excluding, in each case of (A), (B) and (C), any reduction that is generally applicable to salaried Company employees);

(iii)     a material adverse change in circumstances has occurred following a Change in Control, including, without limitation, a material change in the scope of the business or other activities for which the Executive was responsible immediately prior to the Change in Control, which has rendered the Executive unable to carry out, has materially hindered the Executive’s performance of, or has caused the Executive to suffer a material reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by the Executive immediately prior to the Change in Control; a good faith determination by the Executive (that a material adverse change has occurred) will be conclusive and binding upon the parties hereto unless otherwise shown by the Company to be not in good faith);

(iv)    in connection with the liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or substantially all of its business and/or assets, the Company breached this Agreement by not requiring the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (by operation of law or otherwise) to assume all duties and obligations of the Company under this Agreement pursuant to Section 14(a); or

(v)    the relocation of the Executive’s principal work location (other than in connection with a relocation contemplated by the Company as of the date hereof or pursuant to organizational changes in accordance with past practice) to a location that increases the Executive’s normal work commute by fifty (50) miles or more as compared to the Executive’s normal work commute immediately prior to the Change in Control, or that the Executive’s required travel away from the Executive’s office in the course of discharging the Executive’s responsibilities or duties of the Executive’s job is materially increased as compared to that which was required of the Executive prior to the Change in Control.

Without limiting the generality or effect of the foregoing, the Executive shall have no right to terminate employment in a Constructive Termination Associated With a Change in Control in connection with an event described above unless (A) the Executive provides written notice to the Company within one month of the occurrence of such event that identifies such event with particularity, (B) the Company fails to correct such event within thirty (30) days after receipt of such notice from the Executive, and (C) such termination must occur within sixty (60) days after the expiration of the failure of the Company to correct the event.

In no event shall the termination of the Executive’s employment with the Company on account of the Executive’s death or Disability or because the Executive engaged in conduct constituting Cause be deemed to be a Constructive Termination Associated With a Change in Control.

(h)    “Disability” means the Executive becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, the Executive.

(i)    “Employee Benefits” means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which the Executive is entitled to participate, including, without limitation, any stock option, performance share, performance unit, restricted stock, restricted stock unit, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company or a Subsidiary), disability, salary continuation, expense reimbursement and other employee benefit policies that may exist as of a Change in Control or any successor policies, plans or arrangements that provide substantially similar perquisites or benefits.

(j)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k)    “Incentive Pay” means the greater of: (i) the Executive’s Target Bonus for which the Executive was eligible during the period that includes the Termination Date, or (ii) the average of the annual bonuses paid by the Company (or its predecessor) to the Executive for the three years prior to the year that includes the Termination Date. For purposes of this definition, “Target Bonus” means 100% of the amount established under the Company’s Annual Incentive Plan or as set by the Company’s Compensation Committee of the Board of Directors, and any other annual bonus, applicable incentive, commission or other sales incentive compensation, or comparable incentive payment opportunity which, in the sole discretion of the Company, is deemed to constitute a Target Bonus, for which the Executive was eligible to receive, but did not receive prior to the Executive’s Termination Date, in regard to services rendered in the year covered by the Executive’s Termination Date and to be made pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company or a Subsidiary, or any successor thereto. For purposes of this definition, “Incentive Pay” does not include any stock option, stock appreciation, performance share, performance unit, stock purchase, restricted stock, restricted stock unit or grant made under the CONSOL Mining Corporation Equity Incentive Plan, one time bonus or payment (including, but not limited to, any sign-on bonus), any amounts contributed by the Company for the benefit of the Executive to any qualified or nonqualified deferred compensation plan, whether or not provided under an arrangement described in the prior sentence, or any amounts designated by the parties as amounts other than Incentive Pay.

(l)    “Involuntary Termination Associated With a Change in Control” means the termination of the Executive’s employment related to a Change in Control: (i) involuntarily by the Company for any reason other than Cause, the Executive’s death or the Executive’s Disability, or (ii) on account of a Constructive Termination Associated With a Change in Control.

(m)    “Restricted Business” means any business function with a direct competitor of the Company that is substantially similar to the business function performed by the Executive with the Company immediately prior to the Executive’s Termination Date.

(n)    “Restricted Territory” means the counties, towns, cities or states of any country in which the Company operates or does business.

(o)    “Subsidiary” means any Company controlled affiliate.

(p)    “Termination Date” means the last day of the Executive’s employment with the Company.

(q)    ”Termination of Employment” means, except as provided in the following sentence and subject to the provisions of Section 19(b), the termination of the Executive’s active employment relationship with the Company on account of an Involuntary Termination Associated With a Change in Control. For purposes of the non-solicitation provision of Section 10 of this Agreement, the term “Termination of Employment” shall mean the termination of the Executive’s employment relationship with the Company for any reason.

2.    Termination Associated With a Change in Control.

(a)    Involuntary Termination Associated With a Change in Control. In the event the Executive’s employment is terminated after, or in connection with, a Change in Control, on account of (i) an Involuntary Termination Associated With a Change in Control within the two year period after the Change in Control, or (ii) an involuntary termination by the Company (other than for Cause or due to the Executive’s death or Disability) that (A) occurs not more than three (3) months prior to the date on which a Change in Control occurs, or (B) is requested by a third party who initiates a Change in Control, the Executive shall be entitled to the benefits provided in subsection (b) of this Section 2. For purposes of subsection 2(a)(ii)(B) above, to be eligible to receive amounts described in Section 2(b) below, a Change in Control must be consummated within the twelve (12) month period following the Executive’s Termination Date, except in circumstances pursuant to which the consummation of the Change in Control is delayed, through no failure of the Company or the third person, by a governmental or regulatory authority or agency with jurisdiction over the matter, or as a result of other similar circumstances where a third party approval is necessary and is delayed. In such a circumstance, the remainder of the twelve (12) month period shall be tolled and shall recommence upon termination of the delaying event.

(b)    Compensation and Benefits Upon Involuntary Termination Associated With a Change in Control. In the event a termination described in Section 2(a) occurs, subject to the Executive’s compliance with the provisions of Section 4 hereof, the Company shall pay and provide to the Executive after the Executive’s Termination Date:

(i)    A lump sum cash payment equal to (A) [                    )] times Base Pay, plus (B) [                    ] times Incentive Pay.

(ii)    A pro rated payment of the Executive’s Incentive Pay for the year in which the Executive’s Termination of Employment occurs. The pro rated payment shall be based on the Executive’s Incentive Pay as of the Executive’s Termination Date, multiplied by a fraction, the numerator of which is the number of days during which the Executive was employed by the Company in the year of the Executive’s termination and the denominator of which is 365.

(iii)    For the 18 month period immediately following the Date of Termination (or, if the closing date for the Change of Control is later than the Date of Termination, for the period commencing on the Date of Termination and concluding 18 months following such closing date) and if the Executive elects COBRA Continuation Coverage, the Executive shall continue to participate in all medical, dental and vision insurance plans that the Executive was participating in on the Termination Date, and the Company shall pay the applicable premium. During the applicable period of coverage described in the foregoing sentence, the Executive shall be entitled to benefits on substantially the same basis and cost as would have otherwise been provided had the Executive not separated from service. To the extent that such benefits are available under the above-referenced benefit plans and the Executive had such coverage immediately prior to termination of employment, such continuation of benefits for the Executive shall also cover the

Executive’s dependents for so long as the Executive is receiving benefits under this paragraph (iii). The COBRA Continuation Period for medical and dental insurance under this paragraph (iii) shall be deemed to run concurrent with the continuation period federally mandated by COBRA (generally 18 months), or any other legally mandated and applicable federal, state, or local coverage period for benefits provided to terminated employees under the health care plan. For purposes of this Agreement, “COBRA Continuation Period” shall mean the continuation period for medical and dental insurance to be provided under the terms of this Agreement which shall commence on the first day of the calendar month following the month in which the date of termination falls and generally shall continue for an 18 month period. If the Executive would have been eligible for post-retirement medical and dental coverage had the Executive retired from employment during the period of 18 months following the Executive’s Termination Date, but is not so eligible as the result of the Executive’s termination, then, at the conclusion of the benefit continuation period described in (iii) above, the Company shall take all commercially reasonable efforts to provide the Executive with additional continued group medical and dental coverage comparable to that which would have been available to him from time to time under the Company’s post-retirement medical and dental benefit program, for as long as such coverage would have been available under such program. It is specifically acknowledged by the Executive that if such coverage is provided under a Company sponsored self insured plan, it will be provided on an after-tax basis and the Executive will have income imputed to him annually equal to the fair market value of the premium. If this coverage cannot be provided by the Company, (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided), then as an alternative, the Company will reimburse the Executive in lieu of such coverage an amount equal to the Executive’s actual and reasonable after-tax cost of continuing comparable coverage.

Reimbursement to the Executive pursuant to subsections (iii) or (iv) above will be available only to the extent that (1) such expense is actually incurred for any particular calendar year and reasonably substantiated; (2) reimbursement shall be made no later than the end of the calendar year following the year in which such expense is incurred by the Executive; (3) no reimbursement provided for any expense incurred in one taxable year will affect the amount available in another taxable year; and (4) the right to this reimbursement is not subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, under subsection (iii), no reimbursement will be provided for any expense incurred following the 18 months or for any expense which relates to coverage after such date

(iv)    A lump sum cash payment equal to the total amount that the Executive would have received under the Company’s 401(k) plan as a Company match if the Executive was eligible to participate in the Company’s 401(k) plan for the 18 month period after the Executive’s Termination Date and the Executive contributed the maximum amount to the plan for the match. Such amount shall be determined based on the assumption that the Executive would have received annual Base Pay plus Incentive Pay during such period in the amounts set forth in Sections 2(b)(i) and (ii) above.

(v)    A lump sum cash payment equal to the difference between the present value of the Executive’s accrued pension benefits at the Executive’s Termination Date under the Company’s qualified defined benefit plan and (if eligible) any plan or plans sponsored by the Company providing nonqualified retirement benefits (which currently includes the CONSOL Mining Corporation Defined Contribution Restoration Plan and any successor plan) (the qualified and nonqualified plans together being referred to as the “pension plans”) and the present value of the accrued pension benefits to which the Executive would have been entitled under the pension plans if the Executive had continued participation in those plans for the 18 month period after the Executive’s Termination Date. Such amount shall be determined based on the assumption that the Executive would have received annual Base Pay plus Incentive Pay during such period in the amounts set forth in Sections 2(b)(i) and (ii) above.

(vi)    A lump sum cash payment of $25,000 in order to cover the cost of outplacement assistance services for the Executive and other expenses associated with seeking another employment position.

(vii)    The Executive shall receive any amounts earned, accrued or owing but not yet paid to the Executive as of the Executive’s Termination Date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

(viii)    All payments under this Section 2(b) will be made in a lump sum no later than 60 days after the Executive’s Termination Date (or, if later, the closing date of the Change in Control, as applicable); provided, however, that the benefits due under subsections (iii) and (iv) shall be provided as specified thereunder.

(c)    Vesting of Equity Rights. Notwithstanding any provision to the contrary in any applicable plan, program or agreement, upon the occurrence of a Change in Control, all stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance share units and other equity rights held by the Executive will become fully vested and/or exercisable, as the case may be, on the date on which the Change in Control occurs, and shall continue to be paid in accordance with the payment timing provisions as specified in the applicable plan or award agreement, and all stock options or stock appreciation rights held by the Executive shall remain exercisable for the period set forth in the award agreement covering the options or rights; provided, however, that for any rights where the vesting or payment of which are dependent on the attainment of performance goals, such rights shall vest or continue to vest and shall be paid subject to the determination or satisfaction of the performance or payment determinations or conditions as specified in the applicable plan or award agreement.

(d)    Consultancy Period Option. In the case of any Involuntary Termination Associated With a Change in Control, the Company may, in its sole discretion, elect to require reasonable cooperation from the Executive following the Executive’s Termination Date for a period (the “Consultancy Period”) not to exceed 18 months. In the event that the Company so elects, the Executive shall, during the pendency of the Consultancy Period, be available from time to time, at the request of the Company’s Chairman of the Board or Chief Executive Officer, to provide advice and assistance concerning (i) the transition of the Executive’s duties and responsibilities to any successor to the Executive’s position, and (ii) any other matters concerning the Company’s corporate, business and financial affairs which are consistent with the Executive’s expertise and experience. Such advice and assistance may, at the Executive’s option, be provided either in person or by telephone or videoconference. In no event shall the Company request, nor shall the Executive be required to provide more than five (5) hours of consulting services per work week, nor to provide such services other than during normal Company business hours. The Executive shall be reimbursed by the Company for any reasonable expenses incurred in connection with the performance of such services, subject to compliance with the Company’s standard policies and procedures regarding reimbursement of expenses. The Executive shall be permitted, during the Consultancy Period, to engage in other business and personal activities; provided, that such activities are not inconsistent with the Executive’s duties under Sections 9 and 10 hereof.

3.    Termination of Employment on Account of Disability, Cause or Death. Notwithstanding anything in this Agreement to the contrary, if the Executive’s employment terminates on account of Disability, the Executive shall be entitled to receive disability benefits under any disability program maintained by the Company that covers the Executive, and the Executive shall not be considered to have terminated employment under this Agreement and shall not receive benefits pursuant to Section 2 hereof. If the Executive’s employment terminates on account of Cause or because of the Executive’s death, the Executive shall not be considered to have terminated employment under this Agreement and shall not receive benefits pursuant to Section 2 hereof.

4.    Release. To receive the consideration described in Sections 2(b) of this Agreement, the Executive must sign a Separation of Employment and General Release Agreement, substantially in the form attached hereto as Annex A (the “Release”), deliver the signed Release to the Company’s General Counsel within thirty (30) days after the Termination Date (unless a longer period is required by law), and not revoke the Release within the seven-day revocation period provided for in the Release.

5.    Enforcement. Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite “prime rate” as quoted from time to time during the relevant period in the Eastern Edition of The Wall Street Journal. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

6.    Limit on Payments by the Company.

(a)    Notwithstanding any other provision of this Agreement to the contrary, in the event that it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the Company shall reduce (but not below zero) the aggregate present value of the Payments under the Agreement to the Reduced Amount (as defined below), if reducing the Payments under this Agreement will provide the Executive with a greater net after-tax amount than would be the case if no such reduction was made. The Payments shall be reduced as described in the preceding sentence only if (i) the net amount of the Payments, as so reduced (and after subtracting the net amount of federal, state and local income and payroll taxes on the reduced Payments), is greater than or equal to (ii) the net amount of the Payments without such reduction (but after subtracting the net amount of federal, state and local income and payroll taxes on the Payments and the amount of Excise Tax (as defined below) to which the Executive would be subject with respect to the unreduced Payments). Only amounts payable under this Agreement shall be reduced pursuant to this Section 6, and any reduction shall be made in accordance with Section 409A of the Code Except as set forth in the next sentence, all determinations to be made under this Section 6 shall be made by the nationally recognized independent public accounting firm used by the Company immediately prior to the Change in Control (“Accounting Firm”), which Accounting Firm shall provide its determinations and any supporting calculations to the Company and the Executive within ten (10) days of the Executive’s Termination Date. The value of the Executive’s non-competition covenant under Section 10(a) of this Agreement shall be determined by independent appraisal by a nationally-recognized business valuation firm acceptable to both the Executive and the Company, and a portion of the Agreement Payments shall, to the extent of that appraised value, be specifically allocated as reasonable compensation for such non-competition covenant and shall not be treated as a parachute payment. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive.

(b)    All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 6 shall be borne solely by the Company.

7.    No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the Termination Date. Accordingly, the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise. Notwithstanding anything to the contrary contained herein, as a condition to accepting benefits provided hereunder, the Executive will be required to waive, and will be deemed to have waived, any other right or entitlement to severance or termination benefits from the Company or its Subsidiaries.

8.    Legal Fees and Expenses. In the event of a Change in Control, it is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of the Executive’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if a Change in Control occurs and it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive under Section 2 of this Agreement, the Company irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer or employee of the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive’s entering into an attorney-client relationship with such counsel, and in that connection, the Company and the Executive agree that a confidential relationship will exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all reasonable attorneys’ and related fees and expenses incurred by the Executive in connection with any of the foregoing; provided that, in regard to such matters, the Executive has not acted frivolously, in bad faith or with no colorable claim of success. Such fees and expenses will be paid by the Company as they are incurred by the Executive, but in no event later than the end of the Executive’s taxable year following the Executive’s taxable year in which the Executive incurs the fees and expenses. In addition, no reimbursement provided for any expense incurred in one taxable year will affect the amount available in another taxable year, and the right to this reimbursement is not subject to liquidation or exchange for another benefit.

9.    Confidentiality. The Executive hereby covenants and agrees that, except as specifically requested or directed by the Company, Executive will not disclose to any person not employed by the Company, or use in connection with engaging in competition with the Company, any confidential or proprietary information (as defined below) of the Company. For purposes of this Agreement, the term “confidential or proprietary information” will include all information of any nature and in any form that is owned by the Company and that is not publicly available (other than by the Executive’s breach of this Section 9) or generally known to persons engaged in businesses similar or related to those of the Company. Confidential or proprietary information will include, without limitation, the Company’s financial matters, customers, employees, industry contracts, strategic business plans, product development (or other proprietary product data), marketing plans, consulting solutions and processes, and all other secrets and all other information of a confidential or proprietary nature which is protected by the Uniform Trade Secrets Act. For purposes of the preceding two sentences, the term “Company” will also include any Subsidiary (collectively, the “Restricted Group”). The foregoing obligations imposed by this Section 9 will not apply (i) in the course of the business of and for the benefit of the Company, (ii) if such confidential or proprietary information has become, through no fault of the Executive, generally known to the public, or (iii) if the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement).

Nothing in this Agreement or any other confidentiality provision to which you may be subject as a result of employment at, or separation from, the Company restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential and proprietary information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation or from receiving and fully retaining a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. The Company nonetheless asserts and does not waive attorney-client privilege over any information appropriately protected by the privilege. You do not need the prior authorization of the Company to engage in conduct protected by this paragraph, and you do not need to notify the Company that you have engaged in such conduct.

Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

10.    Covenants Not to Compete and Not to Solicit. In the event of the Executive’s Termination of Employment, the Company’s obligations to provide the payments and benefits set forth in Section 2 shall be expressly conditioned upon the Executive’s compliance with the covenants not to compete and not to solicit as provided herein. In the event the Executive breaches the Executive’s obligations to the Company as provided herein, the Company’s obligations to provide the payments and benefits set forth in Section 2 shall cease, without prejudice to any other remedies that may be available to the Company.

(a)    Covenant Not to Compete. If the Executive is receiving payments and benefits under Section 2 above (or subsequently becomes entitled thereto because of a termination described in Section 2(a)(ii)), then, for a period of one (1) year following the Executive’s Termination Date, the Executive shall not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in a financing, operation, management or control of, any person, firm, corporation or business that is a Restricted Business in a Restricted Territory without the prior written consent of the Board. For this purpose, ownership of no more than 5% of the outstanding Voting Stock of a publicly traded corporation shall not constitute a violation of this provision.

(b)    Covenant Not to Solicit. If the Executive is receiving payments and benefits under Section 2 above (or subsequently becomes entitled thereto because of a termination described in Section 2(a)(ii)), then, for a period of two (2) years following the Executive’s Termination Date, the Executive shall not: (i) solicit, encourage or take any other action which is intended to induce any other employee of the Company to terminate the Executive’s employment with the Company; or (ii) interfere in any manner with the contractual or employment relationship between the Company and any such employee of the Company. The foregoing shall not prohibit the Executive or any entity with which the Executive may be affiliated from hiring a former employee of the Company; provided, that such hiring results exclusively from such former employee’s affirmative response to a general recruitment effort.

(c)    Interpretation. The covenants contained herein are intended to be construed as a series of separate covenants, one for each county, town, city and state or other political subdivision of a Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding subsections. If, in any judicial proceeding, the court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in such subsections, then such unenforceable covenant (or such part) shall be deemed to be eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.

(d)    Reasonableness. In the event that the provisions of this Section 10 shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

11.    Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Subsidiary prior to or following any Change in Control.

12.    Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

13.    Term of Agreement. The term of this Agreement shall commence on the Effective Date hereof and shall continue until December 31, 2018; provided, however, that commencing on January 1, 2019, and each January 1 thereafter, the term of this Agreement shall automatically be extended until the following December 31, unless the Company gives notice not later than October 31 of the preceding year that it does not wish to extend this Agreement; and provided, further, that regardless of any such notice by the Company, this Agreement shall continue in effect for a period of 24 months beyond the term provided herein if a Change in Control occurs during the period that this Agreement is in effect.

14.    Successors and Binding Agreement.

(a)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b)    This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees. This Agreement will supersede the provisions of any employment or other agreement between the Executive and the Company (or any predecessor or other entity previously affiliated with the Company), including, without limitation, the Change in Control Severance Agreement, dated                      (the “Prior Change in Control Agreement”) and any other agreement that relate to any matter that is also the subject of this Agreement, and such provisions in the Prior Change in Control Agreement and such other agreements will be null and void.

[Alternative Provision for Brock, Salvatori and Wiegand Agreements: This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees. Pursuant to the terms of the Change in Control Severance Agreement, dated                      (the “Prior Change in Control Agreement”), by and among Executive and the General Partner, CONSOL Pennsylvania Coal Company LLC, and ParentCo (together with the forgoing entities, the “Prior Agreement Signatories”), the Executive and the Prior Agreement Signatories each hereby acknowledges that the distribution by ParentCo to its stockholders of all the outstanding shares of common stock of the Company and the subsequent loss of control by ParentCo of the General Partner (by virtue of ownership of the voting securities of the General Partner and the ability to elect or appoint a majority of the members of the board of directors of the General Partner) will constitute a “Change in Control” within the meaning of the Prior Change in Control Agreement and, in connection therewith, Executive hereby acknowledges and agrees that Executive (i) has not, as of the date hereof, experienced an “Involuntary Termination Associated With a Change in Control” (as defined in the Prior Change in Control Agreement) or other termination of employment described therein which would entitle Executive to severance payments or benefits thereunder and (ii) shall, after the date hereof, seek any severance payments or benefits provided under the terms of the Prior Change in Control Agreement solely from CNX Coal Resources LP and/or CONSOL Pennsylvania Coal Company LLC, and not ParentCo. Except as otherwise provided herein, this Agreement will supersede the provisions of any employment or other agreement between the Executive and the Company (or any predecessor or other entity previously affiliated with the Company), that relates to any matter that is also the subject of this Agreement, and such provisions in the other agreements will be null and void.]

(c)    This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 14(a) and (b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 14(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

15.    Notices. For all purposes of this Agreement, all communications, including without limitation, notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed by the recipient), or five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three (3) business days after having been sent by a nationally recognized courier service for overnight/next-day delivery, such as FedEx, UPS, or the United States Postal Service, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at the Executive’s principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

16.    Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflict of laws of such Commonwealth.

17.    Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

18.    Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement. Any reference in this Agreement to a provision of a statute, rule or regulation will also include any successor provision thereto. Whenever used herein, the masculine includes the feminine.

19.    Code Section 409A.

(a)    If any benefit provided under this Agreement is subject to the provisions of Section 409A of the Code and the regulations issued thereunder, the provisions of the Agreement shall be administered, interpreted and construed in a manner necessary to comply with Section 409A and the regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).

(b)    Severance benefits are payable only if the Executive is involuntarily terminated by the Company as provided under this Agreement. For purposes of the Agreement, the Executive shall be considered to have experienced a termination of employment only if the Executive has terminated employment with the Company and all of its controlled group members within the meaning of Section 409A of the Code. For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1), (2) and (3) of the Code and Treas. Reg. § 1.414(c)-2. Whether the Executive has terminated employment will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A of the Code.

(c)    For purposes of Section 409A, each severance benefit payment shall be treated as a separate payment. Each payment under this Agreement is intended to be excepted from Section 409A to the maximum extent provided under Section 409A as follows: (i) each payment that is scheduled to be made on or before March 15th of the calendar year following the calendar year containing the Executive’s termination date (or, if later, the closing date of the Change in Control) is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4); (ii) post-termination medical benefits are intended to be excepted under the medical benefits exceptions as specified in Treas. Reg. § 1.409A-1(b)(9)(v)(B); and (iii) each payment that is not otherwise excepted under the short-term deferral exception or medical benefits exception is intended to be excepted under the involuntary pay exception as specified in Treas. Reg. § 1.409A-1(b)(9)(iii). The Executive shall have no right to designate the date of any payment under this Agreement.

(d)    With respect to payments subject to Section 409A of the Code (and not excepted therefrom), if any, it is intended that each payment is paid on permissible distribution event and at a specified time consistent with Section 409A of the Code. The Company reserves the right to accelerate and/or defer any payment to the extent permitted and consistent with Section 409A. Notwithstanding any provision of this Agreement to the contrary, to the extent that a payment hereunder is subject to Section 409A of the Code (and not excepted therefrom) and payable on account or a termination of employment, such payment shall be delayed for a period of six months after the date of termination (or, if earlier, the death of the Executive) if the Executive is a “specified employee” (as defined in Section 409A of the Code and determined in accordance with the procedures established by the Company). Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period in the month following the month containing the six (6)-month anniversary of the date of termination.

20.    Waiver. The Executive agrees to waive any rights that the Executive may have under any severance plan, policy or other agreement between the Executive and the Company and/or the Other CONSOL Companies with respect to severance compensation and benefits in the event that the Executive’s employment with the Company is terminated as the result of an Involuntary Termination Associated With a Change in Control.

21.    Survival. Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections 2, 6, 8, 9, and 10 will survive any termination or expiration of this Agreement or the termination of the Executive’s employment for any reason whatsoever.

22.    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

[Signature Page for Change In Control Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered [                    ] but effective as of the date first above written.

CONSOL Mining Corporation

By:

Name:
Title:

Executive

Name:

SOLELY FOR PURPOSES OF SECTION 14(b) HEREOF:

CNX Coal Resources GP LLC

By:
Name:
Title:

CONSOL Pennsylvania Coal Company LLC

By:
Name:
Title:

CONSOL Energy Inc.

By:
Name:
Title:

Annex A

SEPARATION OF EMPLOYMENT AND GENERAL RELEASE AGREEMENT

THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made as of this      day of             ,         , by and between CONSOL Mining Corporation (the “Company”) and                      (the “Executive”).

WHEREAS, the Executive formerly was employed by the Company as                     ; and

WHEREAS, the Executive and Company entered into a Change in Control Severance Agreement, dated                  , 20     (the “Severance Agreement”), which provides for certain payments and benefits in the event that the Executive’s employment is terminated on account of a reason set forth in the Severance Agreement; and

WHEREAS, the Executive’s employment with the Company was terminated for reasons that qualify the Executive to receive certain payments and benefits, as set forth in Section 2(b) of the Severance Agreement, subject to, among other things, the Executive’s execution of this Agreement.

NOW, THEREFORE, for and in consideration of the Company’s commitments in Section 2(b) of the Severance Agreement, the Executive and the Company hereby agree as follows:

1.    (a) The Executive does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries and parents, and its and their respective officers, directors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators, as well as the current and former fiduciaries of any pension, welfare, or other benefit plans applicable to the employees or former employees of the Company, and the current and former welfare and other benefit plans sponsored by the Company (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which the Executive ever had, now has, or hereafter may have, whether known or unknown, or which the Executive’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of time to the date the Executive signs this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to the Executive’s employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Worker Readjustment and Retraining Notification Act, the Consolidated Omnibus Budget Reconciliation Act, the Employee Retirement Income Security Act of 1974, the Pennsylvania Human Relations Act, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

(b)    Although Paragraph 1(a) is intended to be a general release, it is understood and agreed that Paragraph 1(a) excludes claims related to the Executive’s right to receive the payments and benefits described in Section 2(b) of the Severance Agreement, as well as claims under any statute or common law that the Executive is legally barred from releasing, such as the Executive’s entitlement to vested pension benefits.

(c)    Nothing herein is intended to or shall preclude the Executive from filing a charge with the Equal Employment Opportunity Commission (“EEOC”), or similar state or local fair employment practices agency and/or cooperating with said agency in its investigation. The Executive, however, explicitly waives any right to file a personal lawsuit or receive monetary damages that the agency may recover against the Releasees resulting from such charge, without regard as to who brought any said complaint or charge. Employee further agrees that to the extent any relief, including monetary relief, is awarded against the Releasees in favor of the Executive in any such proceeding, all amounts paid as consideration under Section 2(b) of the Separation Agreement shall be a setoff and credit against any such award to the fullest extent permitted by law.

(d)    The Executive represents and agrees by signing below that the Executive has not been denied any leave or benefit requested, has received the appropriate pay for all hours worked for the Company, and has no known workplace injuries or occupational diseases.

(e)    To the fullest extent permitted by law, the Executive represents and affirms that [other than                     ,] the Executive has not filed or caused to be filed on the Executive’s behalf any claim for relief covered by the general release in Paragraph 1(a) against any Releasee and, to the best of the Executive’s knowledge and belief, no outstanding claims for relief covered by the general release in Paragraph 1(a) have been filed or asserted against the Company or any Releasee on the Executive’s behalf.

2.    The Company, for and in consideration of the commitments of the Executive as set forth in this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Executive from all claims, demands or causes of action arising out of facts or occurrences prior to the date of this Agreement, but only to the extent the Company knows or reasonably should know of such facts or occurrence and only to the extent such claim, demand or cause of action relates to a violation of applicable law or the performance of the Executive’s duties with the Company; provided, however, that this release of claims shall not in any case be effective with respect to any claim by the Company alleging a breach of the Executive’s obligations under this Agreement. [Note: The Company and the Executive may, but shall not be required to mutually agree on a case-by-case basis at the time of the signing of this release to include the foregoing provision, or a substantially similar provision, to this Agreement.

3.    The Executive further agrees and recognizes that the Executive’s employment relationship with the Company has been permanently severed, that the Executive shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ the Executive in the future.

4.    Subject to the provisions of Paragraph 9, the Executive further agrees that the Executive will not disparage or subvert the Company, or make any statement reflecting negatively on the Releasees including, but not limited to, statements relating to the operation or management of the Company, the Executive’s employment and the termination of the Executive’s employment, irrespective of the truthfulness or falsity of such statement.

5.    The Executive acknowledges that if the Executive had not executed this Agreement containing a release of all claims, the Executive would not have been entitled to the payments and benefits set forth in Section 2(b) of the Severance Agreement.

6.    This Agreement contains the entire agreement between the Company and the Executive relating to the subject matter hereof. No prior or contemporaneous oral or written agreements or representations may be offered to alter the terms of this Agreement. To the extent Employee has entered into other agreements with the Company that are not in conflict with this Agreement, including, but not limited to the Severance Agreement, the terms of this Agreement shall not supersede, but shall be in addition to such other agreements.

7.    Subject to the provisions of Paragraph 9, the Executive agrees not to disclose the terms of this Agreement or the Severance Agreement to anyone, except the Executive’s spouse, attorney and, as necessary, tax/financial advisor, or the Internal Revenue Service or other taxing authority. Likewise, the Company agrees that the terms of this Agreement will not be disclosed except as may be necessary to obtain approval or authorization to fulfill its obligations hereunder or as required by law. It is expressly understood that any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.

8.    The Executive represents that the Executive has returned to the Company and does not presently have in the Executive’s possession or control any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of the Executive’s prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by the Executive while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates. In addition, the Executive has or will promptly return in good condition any other Company owned equipment or property, including, but not limited to, automobiles, personal data assistants, facsimile machines, copy machines, pagers, credit cards, cellular telephone equipment, business cards, laptops and computers. At the Executive’s request, the Company will make reasonable arrangements to transfer cellular phone numbers and personal fax numbers to the Executive.

9.    Nothing in this Agreement shall prohibit or restrict the Executive from: (i) making any disclosure of information required or protected by law; or (ii) initiating communications directly with, cooperating with, providing information to, testifying, participating in, responding to any inquiry from, or otherwise assisting in any investigation or proceeding brought by any federal regulatory or law enforcement agency or legislative body, including but not limited to the Securities and Exchange Commission (SEC), any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers, relating to a possible violation of any applicable law, rule or regulation. Further, nothing in this Agreement requires the Executive to notify the Company of any activity protected by this paragraph, and nothing in this Agreement is intended to or shall prevent, impede or interfere with the Executive’s non-waivable right to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency.

10.    The parties agree and acknowledge that the agreement by the Company described herein, and the release of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to the Executive.

11.    The Executive agrees and recognizes that should the Executive breach any of the obligations or covenants set forth in Sections 9 and 10 of the Severance Agreement, the Company will have no further obligation to provide the Executive with the consideration set in Section 2(b) of the Severance Agreement, and will have the right to seek repayment of all consideration paid up to the time of any such breach. Notwithstanding the foregoing, the Executive acknowledges that if the Executive breaches Section 10 of the Severance Agreement, and if the Company’s terminates or recovers any of the payments or benefits provided under Section 2(b) of the Severance Agreement (as provided for in Section 10 of the Severance Agreement), the release provided by Section 1 of this Agreement shall remain valid and enforceable.

12.    The Executive further agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

13.    This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

14.    The Executive certifies and acknowledges as follows:

(a)    That the Executive has read the terms of this Agreement, and that the Executive understands its terms and effects, including the fact that the Executive has agreed to RELEASE AND FOREVER DISCHARGE the Releasees from any legal action arising out of the Executive’s employment relationship with the Company and the termination of that employment relationship; and

(b)    That the Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which the Executive acknowledges is adequate and satisfactory to him and which the Executive acknowledges is in addition to any other benefits to which the Executive is otherwise entitled; and

(c)    That the Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement; and

(d)    That the Executive does not waive rights or claims that may arise after the date this Agreement is executed; and

(e)    That the Company has provided the Executive with a period of [twenty-one (21)] or [forty-five (45)] days within which to consider this Agreement, and that the Executive has signed on the date indicated below after concluding that this Separation of Employment Agreement and General Release is satisfactory; and

(f)    The Executive acknowledges that this Agreement may be revoked by within seven (7) days after execution, and it shall not become effective until the expiration of such seven (7) day revocation period. In the event of a timely revocation by the Executive, this Agreement will be deemed null and void and the Company will have no obligations hereunder or under Section 2(b) of the Separation Agreement.

[SIGNATURE PAGE FOLLOWS]

Intending to be legally bound hereby, the Executive and the Company executed the foregoing Separation of Employment Agreement and General Release this      day of             ,         .

Witness:
Executive
CONSOL Mining Corporation

By:	Witness:
Name:
Title: